EXHIBIT 99.1

Sino-Global Announces Results of 2009 Annual General Meeting of Shareholders

BEIJING, June 2 /PRNewswire-Asia/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO) (“Sino-Global” or the “Company”), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced that it has obtained shareholder approval for all the matters submitted for approval at its 2009 annual general meeting held on May 27, 2009.

A total of 2,726,899 shares were represented in person or by proxy at the Company’s 2009 annual general meeting, representing approximately 92.1% of outstanding shares. During the meeting, all proposed resolutions were duly passed including:

1.
Cao Lei and Joseph Jhu were elected as the Class II members of the board of directors, each to serve a term expiring at the annual meeting of shareholders in 2012 or until his successor is duly elected and qualified. Mr. Cao received approximately 98.4% of the votes cast at the meeting. Mr. Jhu received approximately 98.6% of the votes cast at the meeting.

2.
Friedman LLP was appointed as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009. Approximately 96.2% of the votes cast at the meeting were cast for this item; approximately 3.6% were cast against this item, and approximately 0.2% were abstentions.

For more information on Sino-Global’s 2009 annual general meeting, please visit the investor relations section of the Company’s website at http://www.sino-global.com.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. Sino-Global offers efficient, high-quality shipping agency services to shipping companies entering Chinese ports through a combination of local branch offices and contractual arrangements in all of China’s 76 ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from one of the world’s busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

For more information about Sino-Global, please visit http://www.sino-global.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

Ms. Apple Liang
Sino-Global, Beijing
Tel:   +86-10-6439-1888
Email: ir@sino-global.net

Ms. Flora Tian
Ogilvy Financial, Beijing
Tel:   +86-10-8520-6524
Email: flora.tian@ogilvy.com